UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                ARM Holdings plc.
                           --------------------------
                                (Name of issuer)


                                  Common Stock
                           --------------------------
                         (Title of class of securities)


                                    04206810
                           --------------------------
                                 (CUSIP number)


                                  June 16, 1999
                           --------------------------
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                                [ ] Rule 13d-1 (b)
                                [x] Rule 13d-1 (c)
                                [ ] Rule 13d-1 (d)

---------------------------------            -----------------------------------
CUSIP No. 04206810                  13G      Page 2 of 10 Pages
---------------------------------            -----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) (_)
                                                                       (b) (_)
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
-------- -----------------------------------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY OWNED BY               0
EACH REPORTING               ------ --------------------------------------------
PERSON WITH                         SHARED VOTING POWER
                             6      16,536,108
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      19,145,065
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,145,065
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   (__)
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.1%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

---------------------------------            -----------------------------------
CUSIP No. 04206810                  13G      Page 3 of 10 Pages
---------------------------------            -----------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Asset Management Limited
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) (_)
                                                                       (b) (_)
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
 ----------------------------- ------ ------------------------------------------
 NUMBER OF SHARES                5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY                0
 EACH REPORTING                ------ ------------------------------------------
 PERSON WITH                          SHARED VOTING POWER
                                 6    15,613,608
                               ------ ------------------------------------------
                                      SOLE DISPOSITIVE POWER
                                 7    0
                               ------ ------------------------------------------
                                      SHARED DISPOSITIVE POWER
                                 8    18,222,565
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         18,222,565
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   (__)
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.6%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC, IA
-------- -----------------------------------------------------------------------

---------------------------------            -----------------------------------
CUSIP No. 04206810                  13G      Page 4 of 10 Pages
---------------------------------            -----------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Grenfell Investment Management Limited
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) (_)
                                                                       (b) (_)
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
 ----------------------------- ------ ------------------------------------------
 NUMBER OF SHARES                5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY                0
 EACH REPORTING                ------ ------------------------------------------
 PERSON WITH                          SHARED VOTING POWER
                                 6    13,093,818
                               ------ ------------------------------------------
                                      SOLE DISPOSITIVE POWER
                                 7    0
                               ------ ------------------------------------------
                                      SHARED DISPOSITIVE POWER
                                 8    15,161,054
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,161,054
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   (__)
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.0%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC, IA
-------- -----------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               ARM Holdings plc.(the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The address of the Issuer's principal executive offices is 90 Fulbourn Road, Cambridge, CBI 4JN United Kingdom.

Item 2(a).     Name of Person Filing:

               This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Morgan Grenfell Asset Management Limited ("MGAM") and Morgan Grenfell Investment Management Limited ("MGIM" and, together with DBAG and MGAM, the "Reporting Persons").

Item 2(b).     Address of Principal Business Office or, if  none, Residence:

               The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

               The principal place of business of MGAM is 20 Finsbury Circus, London, EC2M 1NB, England.

               The principal place of business of MGIM is 20 Finsbury Circus, London, EC2M INB, England.

Item 2(c).     Citizenship:

               The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d).     Title of Class of Securities:

               The title of the securities is common stock, which also includes securities held in the form of American Depository Receipts (the "Common Stock").

Item 2(e).     CUSIP Number:

               The CUSIP number of the Common Stock is set forth on each cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  (_) Broker or dealer registered under section 15 of the Act;

               (b)  (_) Bank as defined in section 3(a)(6) of the Act;

               (c)  (_) Insurance Company as defined in section 3(a)(19) of the
                        Act;

               (d) (_) Investment Company registered under section 8 of the Investment Company Act of 1940;

               (e)  (_) An  investment  adviser  in  accordance  with Rule 13d-1
                    (b)(1)(ii)(E);

               (f)  (_)  An  employee   benefit  plan,  or  endowment   fund  in
                    accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) (_) A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

               (h) (_) A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

               (i) (_) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j)  (_) Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1 (c), check this box. (X)

Item 4    Ownership.

          (a) Amount beneficially owned:

               Each of the Reporting Persons owns the amount of the Common Stock as set forth on the applicable cover page.

          (b) Percent of class:

               Each of the Reporting Persons owns the percentage of the Common Stock as set forth on the applicable cover page.

          (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:

                    Each of the Reporting  Persons has the sole power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

               (ii) shared power to vote or to direct the vote:

                    Each of the  Reporting  Persons has the shared power to vote or direct the vote of the Common Stock as set forth on the applicable cover page.

               (iii) sole power to dispose or to direct the disposition of:

                    Each of the Reporting  Persons has the sole power to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

               (iv) shared power to dispose or to direct the disposition of:

                    Each of the  Reporting  Persons  has  the  shared  power  to dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Investment management clients of the Reporting Persons have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          The following are subsidiaries of DBAG and/or MGAM which hold Common Stock included in the figures on the cover pages: Tokai Morgan Grenfell International Fund Management Limited, Morgan Grenfell International Fund Management Limited, Morgan Grenfell Investment Services, Morgan Grenfell Trust Management, Morgan Grenfell Unit Trust Management, Deutsche Gesellschaft fur Wertpapiersparen mbH, Finanza & Futuro S.p.A., Deutsche Asset Management Investmentgesellschaft mbH, and Bankers Trust London.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 23,1999



                                            DEUTSCHE BANK AG



                                            By: /s/  Dr. Dieter Eisele
                                                ---------------------------
                                                Name:   Dr. Dieter Eisele
                                                Title:  Group Head of Compliance



                                            By: /s/  Dr. Rainer Grimberg
                                                ---------------------------
                                                Name:   Dr. Rainer Grimberg
                                                Title:  Vice President

                                                                      Exhibit 1


               Consent of Morgan Grenfell Asset Management Limited


          The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Morgan Grenfell Asset Management Limited and Morgan Grenfell Investment Management Limited pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  June 24, 1999



                                       MORGAN GRENFELL ASSET MANAGEMENT LIMITED



                                       By:   /s/ William Slattery
                                          ------------------------------
                                          Name:   William Slattery
                                          Title:  Head of Business Risk

                                                                      Exhibit 2


            Consent of Morgan Grenfell Investment Management Limited


          The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Morgan Grenfell Asset Management Limited and Morgan Grenfell Investment Management Limited pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934.

Dated:  June 24, 1999






                                       MORGAN GRENFELL ASSET MANAGEMENT LIMITED



                                       By:   /s/ William Slattery
                                          ------------------------------
                                          Name:   William Slattery
                                          Title:  Head of Business Risk